Exhibit 5.1

SEC LAW FIRM
11693 San Vicente Boulevard, Suite 357
Los Angeles, CA 90049
Tel. 310-557-3059
Fax. 310-388-1320
www.seclawfirm.com

January 23, 2013

Yew Bio-Pharm Group, Inc.
294 Powerbilt Avenue
Las Vegas, Nevada 89148

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Yew Bio-Pharm Group, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”). The Registration Statement relates to the resale by the selling stockholders identified in the Prospectus of up to 16,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Articles of Incorporation and Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the Nevada Corporation Law.

On the basis of the foregoing, and in reliance thereon, it is our opinion that the shares of common stock to be sold by the selling shareholders are duly authorized and legally issued, fully paid and non-assessable upon issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely, SEC Law Firm

By:	/s/ Lance Jon Kimmel
Lance Jon Kimmel